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                                                                     EXHIBIT 4.7

                            CERTIFICATE OF AMENDMENT
                                       OF
              CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF
                    SERIES D $20 CONVERTIBLE PREFERRED STOCK
                                       OF
                        INTEGRATED SECURITY SYSTEMS, INC.


         Integrated Security Systems, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

         FIRST: The name of the Corporation is Integrated Security Systems, Inc.

         SECOND: The Board of Directors of the Corporation, by the unanimous written consent of its members, adopted a resolution proposing and declaring advisable that the liquidation amount set forth in the Certificate of Designation, Preferences and Rights of Series D Convertible Preferred Stock of the Corporation should be modified by adopting the following amendment to the Certificate of Designation, Preferences and Rights of Series D Convertible Preferred Stock of the Corporation:

                  Paragraph (1) of Section 7 shall be amended in its entirety as follows:

         "(1) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series D $20 Convertible Preferred Stock unless, prior thereto, the holders of shares of Series D $20 Convertible Preferred Stock shall have received the Liquidation Amount with respect to such shares. Until (a) all of the shares of Series F Cumulative Convertible Preferred Stock and Series G Cumulative Convertible Preferred Stock have been converted and/or redeemed, or (b) all of the holders of shares of Series F Cumulative Convertible Preferred Stock and Series G Cumulative Convertible Preferred Stock have received dividends and/or other distributions with respect to the Series F preferred stock and Series G preferred stock in an aggregate amount equal to the Liquidation Preference for such shares as set forth in this Restated Certificate of Incorporation. "Liquidation Amount" with respect to any share of Series D $20 Convertible Preferred Stock shall mean $0.01. After all of the shares of Series F Cumulative Convertible Preferred Stock and Series G Cumulative Convertible Preferred Stock have been converted or redeemed, or after all of the holders of shares of Series F Cumulative Convertible Preferred Stock and Series G Cumulative Convertible Preferred Stock have received dividends and/or other distributions with respect to the Series F preferred stock and Series G preferred stock in an aggregate amount equal to the Liquidation Preference for such shares as set forth in this Restated Certificate of Incorporation, "Liquidation Amount" with respect to any share of Series D $20 Convertible Preferred Stock shall mean the sum of (i) $20 and (ii) the amount of any accrued and unpaid dividends with respect to such share on such date. Following the payment of the full amount of the Liquidation Amount, no additional distributions shall be made to the holders of shares of Series D $20 Convertible Preferred Stock."


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         THIRD: The resolution adopted by the Board of Directors has been duly adopted by (a) the affirmative vote of the holders of a majority of the shares of Common Stock outstanding and entitled to vote on the record date and Series D preferred stock, voting together as a class, and (b) the affirmative vote of the holders of the Series D preferred stock, voting separately as a class, in accordance with the provisions of the General Corporation Law of the State of Delaware.






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signature page to follow.]




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         IN WITNESS WHEREOF, Integrated Security Systems, Inc. has caused this certificate to be signed by its Chief Executive Officer as of May 10, 2001.

                                       INTEGRATED SECURITY SYSTEMS, INC.


                                       By: /s/ C.A. RUNDELL, JR.
                                           ------------------------------------
                                                C.A. Rundell, Jr.
                                                Chief Executive Officer